Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
NEW COMPREHENSIVE VALUE STRATEGY DRAWING ON ITS ROBUST BALANCE SHEET

Genco Seeks to Deliver Continuous Value to Shareholders Through a Compelling Dividend Payout Strategy, Growth and Deleveraging

Company to Hold Conference Call on Tuesday, April 20th at 8:30 a.m. ET to Discuss New Corporate Strategy

New York, New York, April 19, 2021 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), today announced a new comprehensive value strategy centered on paying quarterly cash dividends to shareholders based on cash flows after debt service less a reserve for the growth of the Company’s asset base, further debt reduction and general corporate purposes.

Genco believes that a strategy based on low leverage and an attractive dividend yield that includes a growth and deleveraging component will enable the Company to create significant shareholder value and be a key differentiator for Genco over the long-term.

Drawing on one of the strongest balance sheets in the industry, Genco intends to use a phased in approach to further reduce its debt and refinance its current credit facilities in order to lower its cash flow breakeven levels and position the Company to pay a sizeable quarterly dividend across diverse market environments. We maintain significant flexibility to grow the fleet through accretive vessel acquisitions. Genco is targeting Q4 2021 results for its anticipated first dividend under its new corporate strategy, which would be payable in Q1 2022.

In implementing this strategy, the Company will focus on the following specific priorities for the remainder of 2021:

●	Continue to pay down debt through regularly scheduled quarterly repayments and prepayments from a combination of cash flow generation and cash on the balance sheet;
●	Opportunistically grow the fleet on a low levered basis utilizing proceeds from previous vessel sales; and
●	Refinance credit facilities to increase flexibility, improve key terms and lower cash flow breakeven rates

Given the above action items, Genco’s year-end targets for implementation of the strategy based on management’s current estimates are:

●	Net loan-to-value of 20% based on current market values
●	Cash balance of approximately $75 million, with cash above this level used to pay down debt

For quarterly dividends to be meaningful and sustainable in what has been a historically cyclical business, low to no leverage is paramount in maintaining a low cash flow breakeven rate in order to provide visibility and sustainability.

John C. Wobensmith, Chief Executive Officer, commented, “Over the last four years we have implemented significant change at Genco, with this new capital allocation strategy being the latest milestone in the evolution of the Company. With one of the strongest balance sheets in the drybulk industry, highlighted by a robust cash position and low leverage, Genco is uniquely positioned to transition to a company with even lower financial leverage and create lasting value through the return of cash throughout shipping cycles. At the core of our new capital allocation strategy, we are positioning Genco to become a company that pays a compelling dividend yield with low leverage and a low cash flow breakeven rate, distributing sizeable quarterly dividends while maintaining the financial strength to further de-lever and renew and grow our fleet. Our unrelenting focus for the remainder of 2021 will be to further strengthen our robust financial foundation, continuing to reduce leverage and lower our cash flow breakeven levels, which we believe will uniquely position us to provide shareholders with a meaningful and sustainable quarterly dividend. This strategy also ideally integrates with our barbell approach to fleet composition in which our minor bulk fleet provides stable cash flows while our Capesize vessel provide meaningful upside and operating leverage.”

The implementation of our new corporate strategy also aligns with our favorable view of drybulk supply and demand fundamentals in both the short and long term. The foundation of our outlook is based on the record low orderbook as a percentage of the fleet which will limit net fleet growth through the balance of 2021 and at least into 2022. We also believe that newbuilding ordering will be constrained despite the strong freight rate environment due to the lack of clarity with regards to future vessel propulsion and reduced availability of newbuilding yard space due to ordering in other sectors. Low net fleet growth in the coming years, provides a low threshold for demand growth to have to exceed in order to improve fleet-wide utilization. Demand catalysts include the unprecedented level of fiscal and monetary stimulus which the IMF anticipates resulting in global GDP growth of 6.0% in 2021 and 4.4% in 2022. Furthermore, we anticipate a continued improvement in global economic activity following the COVID-related lows of 2020 leading to increased steel production as well as augmented demand for iron ore and minor bulk commodities. Lastly, we anticipate growth in Brazilian iron ore exports to provide support to a key long-haul trade which we expect to be supportive for Capesize vessels. These catalysts coincide well with Genco’s barbell approach to fleet composition which consists of the ownership of both Capesize and minor bulks vessels as well as with our new value strategy.

Apostolos Zafolias, Chief Financial Officer, commented, “Genco’s financial strength places the Company in a unique position relative to its public drybulk peer group to accomplish this strategy which will serve as a key differentiator. Importantly, during the first quarter of 2021, as a key initial step towards the execution of this strategy, the Company reduced its debt balance by $48 million or 11%, through a combination of scheduled debt repayments as well as the prepayment of its revolving credit facility. As of March 31, 2021, Genco’s cash position is approximately $164 million while debt outstanding is approximately $401 million. We are pleased with our ongoing progress reducing our debt position and look forward to making further progress as we approach our anticipated first dividend under our new strategy.”

New dividend policy

As part of Genco’s new corporate strategy, the Board of Directors adopted a new quarterly dividend policy for dividends payable commencing in the first quarter of 2022 in respect to the Company’s financial results for the fourth quarter of 2021.  Under the new quarterly dividend policy, the amount available for quarterly dividends is to be calculated based on the following formula:

Operating cash flow
Less: Debt repayments
Less: Capital expenditures for drydocking
Less: Reserve
Cash flow distributable as dividends

For purposes of the foregoing calculation, operating cash flow is defined as voyage revenue less voyage expenses, charter hire expenses, vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management fees, and interest expense other than non-cash deferred financing costs.  Anticipated uses for the reserve include, but are not limited to, vessel acquisitions, debt repayments, and general corporate purposes. In order to set aside funds for these purposes, the reserve will be set on a quarterly basis in advance of the subsequent quarter at the discretion of our Board of Directors and is anticipated to be based on future quarterly debt repayments and interest expense. Maintaining a quarterly reserve as well as optionality for the uses of the reserve are important factors of the corporate strategy as it enables Genco to be flexible depending on market conditions and provide a more tailored approach to Genco’s overall business model.

The Board expects to reassess the payment of dividends as appropriate from time to time. Until the first payment of dividends under the new quarterly dividend policy, the Company anticipates that its current policy of paying a quarterly dividend at the rate of $0.02 per share will remain in effect. The quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with law and contractual obligations and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Tuesday, April 20, 2021 at 8:30 a.m. Eastern Time to discuss its new corporate strategy. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (334) 323-0501 or (800) 353-6461 and enter passcode 7623966. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 7623966. The Company intends to place a slide presentation on its website prior to the conference call.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Capesize vessels represent our major bulk vessel category and the other vessel classes, including Ultramax and Supramax vessels, represent our minor bulk vessel category.  Our major bulk vessels are primarily used to transport iron ore and coal, while our minor bulk vessels are primarily used to transport grains, steel products and other drybulk cargoes such as cement, scrap, fertilizer, bauxite, nickel ore, salt and sugar. This approach of owning ships that transport both major and minor bulk commodities provide us with exposure to a wide range of drybulk trade flows. As of April 19, 2021, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, nine Ultramax and 14 Supramax vessels with an aggregate capacity of approximately 4,368,000 dwt and an average age of 10.3 years.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) our financial results for the year ending December 31, 2021 and other factors relating to determination of the tax treatment of dividends we have declared; (ii) the financial results we achieve for each quarter that apply to the dividend formula described above, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (iii) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (iv) our ability to refinance and amend the terms of our credit facilities as contemplated under our new value strategy; and (v) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550